FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-02

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated July 25, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated July 25, 2017)

$804,140,000 (Approximate)

UBS COMMERCIAL MORTGAGE TRUST 2017-C2
(Central Index Key Number 0001711142)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.
(Central Index Key Number 0001532799)

as Depositor

UBS AG

(Central Index Key Number 0001685185)

Société Générale

(Central Index Key Number 0001238163)

German American Capital Corporation

(Central Index Key Number 0001541294)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

CIBC Inc.

(Central Index Key Number 0001548567)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C2

This is a supplement (“Supplement”) to the prospectus dated July 25, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

The text of the section titled “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” is amended to include the following language as the second to last paragraph:

The New York State Appellate Division, in Altman v. 285 West Fourth (1st Dept., 2015) held that in order to effectuate vacancy luxury deregulation, the legal rent had to be above the statutory deregulation threshold at the time the outgoing tenant vacated and the fact that the legal rent was above the statutory threshold at the time the incoming tenant moved in was not relevant. The Altman case is currently on appeal and scheduled to be heard by the New York Court of Appeals. The mortgage loan secured by the mortgaged property identified on Annex A-1 as Park West Village includes both rent stabilized units and market rent units. If the New York Court of Appeals were to uphold the Altman decision, no assurances can be made as to the impact on the existing market-rent units at the Park West Village mortgaged property or the ability of rent stabilized units at the Park West Village mortgaged property to convert to market rent units in the future.

UBS Securities LLC	Société Générale	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Natixis	Academy Securities	CIBC World Markets
Co-Manager and Joint Bookrunner	Co-Manager	Co-Manager

The date of this Supplement is July 28, 2017